Exhibit 3.25

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION

Pursuant to the provisions of article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

ARTICLE ONE

The name of the corporation is Enserch Environmental Corporation.

ARTICLE TWO

The following amendment to the articles of incorporation was adopted by the shareholders of the corporation on October 11, 1994 to effect a name, change from Enserch Environmental Corporation to Foster Wheeler Environmental Corporation.

The amendment alters or changes article one (1) of the original or amended articles of incorporation and the full text of each provision altered is as follows:

The name of the corporation is Foster Wheeler Environmental Corporation

ARTICLE THREE

The number of shares of the corporation outstanding at the time of such adoption was 8800 and the number of shares entitled to vote thereon was 8800.

The designation and number of outstanding shares of each class or series entitled to vote thereon a class were as follows:

Class or Series	Number of Shares Voted
	For	Against
common	8800	0

ARTICLE FOUR

The holders of all of the shares outstanding and entitled to vote on said amendment have signed a consent in writing pursuant to Article 9.10 adopting said amendment and any written notice required by Article 9.10 has been given.

Dated	October 17, 1994

Foster Wheeler Environmental Corporation
(formerly Enserch Environmental Corporation)

		BY	[ILLEGIBLE] – Secretary

FILED
In the Office of the Secretary of State of Texas

MAR 31 1994

Corporations Section

RESTATED ARTICLES OF INCORPORATION
OF ENSERCH ENVIRONMENTAL CORPORATION

ARTICLE ONE

Enserch Environmental Corporation, pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts Restated Articles of Incorporation which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.

ARTICLE TWO

The Articles of Incorporation of the corporation are amended by the Restated Articles of Incorporation as follows:

The amendment alters Article Four of the Articles of Incorporation by increasing the number of authorized shares of the common capital stock of the corporation from one thousand (1,000) to eight thousand eight hundred (8,800).  The statement of the text of Article Four as it is amended to read is as follows:

“The aggregate number of shares of common stock which the corporation shall have the authority to issue is eight thousand eight hundred (8,800) of Ten Dollars ($10.00) par value each”

The amendment changes the stated capital of the corporation by increasing the number of shares authorized to be issued by an additional seven thousand eight hundred (7,800) shares of common stock and results in the stated capital being increased to Eighty-Eight Thousand Dollars ($88,000).

ARTICLE THREE

Each such amendment made by these Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act and such Restated Articles of Incorporation and each such amendment made by the Restated Articles of Incorporation were duly adopted by the shareholders of the corporation on the 15th day of March, 1994.

ARTICLE FOUR

The number of shares outstanding was one hundred (100), and the number of shares entitled to vote on the Restated Articles of Incorporation as so amended was one hundred (100), the holders of all of which have signed a written consent to the adoption of such Restated Articles of Incorporation as so amended.

ARTICLE FIVE

The Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Restated Articles of Incorporation which accurately copy the entire text of the Articles of Incorporation and all amendments and supplements thereto that are in effect to date and as further amended by these Restated Articles of Incorporation and that these Restated Articles of Incorporation contain no other change or deletion in any provision thereof, except as permitted by Article 4.07(C)(2) of the Texas Business Corporation Act.

ARTICLE ONE

The name of the corporation is ENSERCH Environmental Corporation.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purposes for which the corporation is organized are:

(a)                                  To engage in the business of engineering, design, construction management, procurement, maintenance, inspection, any kind of construction or construction-related services, any kind of environmental or environmental-related services, to engage in project management, building management, planning, exploration, scheduling, and any other services relative thereto, and to prepare and furnish economic and financial analysis, estimating, purchasing, supervisory, general promotional, marketing, financing, auditing, accounting, secretarial, consulting, publicity, tax, research, computer or any other services;

(b)                                 To construct, build, purchase, lease or otherwise acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, distribute, sell or convey, otherwise turn to account or dispose of, any and all equipment, machinery, processes, stores, installations, vehicles, and other structures, machines and apparatus of every kind and description, and any and all rights and privileges therein;

(c)                                  To acquire by purchase, exchange, lease or otherwise and to own, hold, use, develop, operate, sell, assign, lease, transfer, convey, exchange, mortgage, pledge or otherwise dispose of or deal in and with, real and personal property of every class and description and rights and privileges therein wheresoever situated;

(d)                                 To acquire by purchase, subscription, underwriting or otherwise, and to own, hold for investment or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange, issue, accept, endorse, or otherwise dispose of or deal in securities and other personal property of every sort and description and wheresoever situated, including shares of stock, bonds, debentures, notes, drafts, warrants, evidences of indebtedness, contracts or obligations of the corporation or of any corporation, association or trust estate, domestic or foreign, or of any firm or individual or of the United States, or any state, territory or dependency of the United States or any foreign country, or any municipality or local authority within or without the United States, and also to issue in exchange therefor stocks, bonds, evidences of indebtedness or other securities of the corporation, and, while the owner or holder of any such property, to receive, collect and dispose of the interest, dividends and income on or from such property and to possess and exercise in respect thereto all of the rights, powers, and privileges of ownership, including all voting power thereon;

(e)                                  To secure, purchase, obtain, apply for, register, take on lease, or otherwise acquire, own, hold, use, exercise, develop, mortgage, pledge, sell, assign, lease, transfer, take or grant licenses in respect of, otherwise dispose of and turn to account, any and all copyrights, trademarks, service marks, trade names, and other trade rights, letters patent, applications for letters patent, licenses, patent rights, patented processes and all similar rights and property, however created, issued or granted, or any interest therein or rights thereunder or any and all inventions, improvements, processes, designs, formulas, know-how and devices of every character and description, and to undertake, conduct, assist, promote and engage in research and development work;

(f)                                    To bid, make, enter into, perform and carry out contracts and agreements of every kind and description with any person, firm, association, corporation, entity or government, domestic or foreign, or agency or instrumentality thereof;

(g)                                 To lend and borrow money, to act as guarantor of surety, and to secure any of its obligations by mortgage, pledge or other encumbrances of all or any of its property;

(h)                                 To acquire by purchase, exchange or otherwise, all or any part of or any interest in, the properties, assets business and goodwill of any one or more persons, firms, associations, corporations or entities heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the State of Texas, to pay for the same in cash, property or its own or other securities; to hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, to assume or guarantee performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations, and to conduct the whole or any part of any business thus acquired.

(i)                                     To be a promoter or manager of other corporations of any type or kind; and to participate with others in any corporation, partnership, limited partnership, joint venture, or other association or undertaking of any kind, whether or not such participation involves sharing or delegation of control with or to others;

(j)                                     To engage in any lawful act or activity for which corporations may be organized under the Texas Business Corporation Act;

(k)                                  To promote and exercise all or any part of the foregoing purposes and powers in any and all parts of the world, to issue powers of attorney, and to conduct its business in all or any of its branches as principal, agent, broker, factor, contractor, and in any other lawful capacity either alone or through or in conjunction with any corporations, associations joint ventures, partnerships, firms, trustees, syndicates, individuals, organizations, and other entities in any part of the world, and in conducting its business and promoting any of its purposes, to maintain offices, branches, and agencies in any part of the world; and

(l)                                     To do all things necessary and proper for the accomplishment of the objects herein enumerated or necessary or incidental to the protection or benefit of the corporation, and to carry on any other lawful business whatsoever in connection with the foregoing.

It is the intention that the objects and purposes specified in the foregoing clauses of this Article Three shall also be construed as powers and that the foregoing enumeration of specific objects, purposes and powers shall not be held to limit or restrict in any number the powers of the corporation but shall be in furtherance of, in addition to, and not in limitation of, the general powers conferred by the laws of the State of Texas.

ARTICLE FOUR

The aggregate number of shares of common stock which the corporation shall have the authority to issue is Eight Thousand Eight Hundred (8,800) of Ten Dollars ($10.00) par value each.

ARTICLE FIVE

Shareholders shall have preemptive rights to purchase additional shares of stock with respect to shares originally authorized, shares hereafter authorized, or treasury shares but in addition to situations listed in Article 2.22-1 of the Texas Business Corporation Act preemptive rights shall not exist with respect to shares issued to effect a merger, consolidation, or acquisition of another corporation.  The Board of Directors shall establish the price, terms, and conditions on which preemptive rights may be exercised on an equitable basis

ARTICLE SIX

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00) consisting of money, labor done, or property actually received, which sum is not less than One Thousand Dollars ($1,000.00).

ARTICLE SEVEN

The power to alter, amend or repeal the Bylaws or to adopt any new Bylaws is conferred upon the shareholders.

ARTICLE EIGHT

Each shareholder of stock of the corporation entitled to vote shall be entitled to one vote for each share held.  At each election of Directors each shareholder entitled to vote at such election shall have the right to vote, in accordance with the provisions of the Texas Business Corporation Act, the number of shares owned by him for as many persons as there are Directors to be elected and for whose election he has the right to vote.  Cumulative voting is expressly prohibited.

ARTICLE NINE

The street address of its initial registered office is 300 South St. Paul, Dallas, Texas, 75201, and the name of its initial registered agent at such address is F.W. Fraley, III.

ARTICLE TEN

The number of Directors constituting its present Board of Directors is six (6), and the names and addresses of the persons who are serving as Directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

D.W. Biegler	300 South St. Paul Dallas, Texas 75201

W.T. Satterwhite	300 South St. Paul Dallas, Texas 75201

S.R. Singer	300 South St. Paul Dallas, Texas 75201

R.B. Williams	301 South Harwood Dallas, Texas 75201

R.H. Goodman	300 South St. Paul Dallas, Texas 75201

R.F. Albosta	160 Chubb Avenue Lyndburst, NJ 07071-3586

ARTICLE ELEVEN

A director of the corporation shall not be liable to the corporation or its shareholders or members for monetary damages for an act or omission in the director’s capacity as a director, except that this article does not eliminate or limit the liability of a director for:

(1)                                  a breach of a director’s duty of loyalty to the corporation or its shareholders or members;

(2)                                  an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

(3)                                  a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

(4)                                  an act or omission for which the liability of a director is expressly provided for by statute.

Dated	March 31, 1994

Enserch Environmental Corporation

		By	/s/ [ILLEGIBLE]
Its VICE PRESIDENT